Exhibt 10.31

March 10, 2007

Audit Committee

Little Squaw Gold Mining Company

3412 S. Lincoln Drive

Spokane, WA  99203-1650

Dear Sirs:

We will perform a Sarbanes-Oxley Act (SOA) implementation consulting engagement for Little Squaw Gold Mining Company for the year ending December 31, 2007.  Specifically, the SOA implementation consulting engagement is designed to assist management of Little Squaw Gold Mining Company in its effort to comply with SOA section 404, “Management Assessment of Internal Controls.”  This SOA implementation consulting engagement is designed with the understanding that Little Squaw Gold Mining Company’s external auditor will be required to attest to and report on management’s internal control assessment for the year ending December 31, 2008.  We understand that management’s assessment of the effectiveness of  its internal control structure and procedures for financial reporting , as required by SOA Section 404, will be based on the framework of internal controls established by the Committee of Sponsoring Organizations  of the Treadway Commission’s report, Internal Control-Integrated Framework (COSO Report).  This SOA implementation consulting engagement includes a four-phase program, as described in our full proposal document which accompanies this letter

Our fee for compliance engagement will be $50,000 to $60,000, plus any direct costs that we will incur which will include travel time at $35 per hour and any out-of-pocket travel and other expenses.  Our invoices will be submitted monthly and are due and payable in U.S. dollars within 20 days of the invoice date.  Sharp Executive Associates, Inc. may suspend performance of services under this engagement if Little Squaw Gold Mining Company fails to make payment when due.  Sharp Executive Associates, Inc. shall have no liability to Little Squaw Gold Mining Company for suspension of services for failure to receive payment for services and out-of-pocket expenses as provided herein.

If circumstances are encountered that affect our ability to proceed according to the plan outlined, such as major scope changes or the loss of key Little Squaw Gold Mining Company  personnel, we will inform you promptly and seek your approval for any changes in scope, timing, or fees that may result from such circumstances.

As you know, Little Squaw Gold Mining Company is responsible for (1) establishing and maintaining effective internal control over financial reporting and safeguarding assets, (2)

714 Whisperwood Ct  •  Nampa, Idaho  83686•  Ph: 509-697-1641  •  Fax: 208-442-1398   Email: tedsharp@sharpexec.com    Website:  www.sharpexec.com

identifying and ensuring that Little Squaw Gold Mining Company complies with the requirements of the Sarbanes-Oxley Act and other laws and regulations applicable to its activities, (3) informing us of all significant deficiencies and material weaknesses in internal control of which it has knowledge, and (4) making all financial records and related information, including existing internal control documentation and management’s evaluation of design and operating effectiveness, available to us.  Further, while Sharp Executive Associates, Inc. may make comments and recommendations throughout the course of our engagement, it is understood that it is solely Little Squaw Mining Company management’s responsibility to implement and maintain an appropriate system of internal controls over financial reporting and for its compliance with the Sarbanes-Oxley Act.

Sharp Executive Associates, Inc. agrees to keep confidential the financial, statistical, and personnel data of Little Squaw Mining Company and any other information that is clearly designated in writing as confidential by Little Squaw Gold Mining Company.   Sharp Executive Associates, Inc. will instruct its personnel to keep such information confidential by using the same discretion that they would use with similar data that Sharp Executive Associates, Inc. designates as confidential.  If requested by Little Squaw Gold Mining Company, Sharp Executive Associates, Inc. will return all confidential data of Little Squaw Gold Mining Company upon termination of this engagement.

In no event shall Sharp Executive Associates, Inc. be liable to Little Squaw Gold Mining Company, or to any third party, whether a claim be in tort, contract, or otherwise:  (a) for any amount in excess of the total professional fees paid to Sharp Executive Associates, Inc. under this engagement letter, (b) for any work performed by or work product produced by Little Squaw Gold Mining Company personnel in connection with this engagement, or (c) for any consequential, indirect, exemplary, punitive, lost profit, or similar damages, even if Sharp Executive Associates, Inc. has been apprised of the possibility thereof.  In addition, Sharp Executive Associates, Inc. will have no liability to Little Squaw Gold Mining Company, or to any third party by reason of any action taken or omitted by us in good faith relating to this engagement.

All services will be rendered by and under the supervision of qualified staff in accordance with the terms and conditions set forth in this letter.  Sharp Executive Associates, Inc. makes no other representation or warranty regarding either the services to be provided or any deliverables; in particular, and without limitation of the foregoing, any express or implied warranties arising by custom or usage in the profession, and warranties arising by operation of law are expressly denied.  Portions of the project that are performed by Little Squaw Gold Mining Company personnel are expressly the responsibility of Little Squaw Gold Mining Company.

Little Squaw Gold Mining Company agrees to be responsible for and pay all state, local, and other taxes or other charges directly applicable to the sale, installation, maintenance, or use of any products and services provided under this agreement.  In the event Sharp Executive Associates, Inc. is assessed any such taxes due to the failure of Little Squaw Gold Mining Company to pay said taxes for any reason, Little Squaw Gold Mining Company shall reimburse Sharp Executive Associates, Inc. same within 30 days notice by Sharp Executive Associates, Inc.

The assistance to be supplied by Little Squaw Gold Mining Company personnel, including the preparation of information and data, will be discussed and coordinated with management.  The timely and accurate completion of this work is an essential condition to our completion of the

714 Whisperwood Ct  •  Nampa, Idaho  83686•  Ph: 509-697-1641  •  Fax: 208-442-1398   Email: tedsharp@sharpexec.com    Website:  www.sharpexec.com

engagement.  Sharp Executive Associates, Inc. will rely on the accuracy and completeness of information and cannot be held responsible in any way for information provided by Little Squaw Gold Mining Company.

In the event we are requested or authorized by Little Squaw Gold Mining Company or are required  by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Little Squaw Gold Mining Company, Little Squaw Gold Mining Company will , so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

It is agreed by Little Squaw Gold Mining Company and Sharp Executive Associates, Inc. or any successors in interest that no claim arising out of services rendered pursuant to this agreement by or on behalf of Little Squaw Gold Mining Company shall be asserted more than two years after the date of the last engagement completed by Sharp Executive Associates, Inc.

This letter constitutes the complete and exclusive statement of agreement between Sharp Executive Associates, Inc. and Little Squaw Gold Mining Company, superseding all proposals, oral or written, and all other communications, with respect to the terms of the engagement between the parties.

If this letter defines the arrangements as Little Squaw Mining Company understands them, please sign and date the enclosed copy and return it to us.  We appreciate your business.

Sincerely,

Sharp Executive Associates, Inc.

/s/ Ted R. Sharp

Ted R. Sharp, CPA

Owner/Member of the Firm

TRS:kpl

Confirmed on behalf of the Audit Committee of Little Squaw Gold Mining Company:

/s/ Kenneth S. Eickerman

Audit Committee Chairman

March 13, 2007

__________________________   ______________________  ___________________

Authorized Signature

Title

    Date

714 Whisperwood Ct  •  Nampa, Idaho  83686•  Ph: 509-697-1641  •  Fax: 208-442-1398   Email: tedsharp@sharpexec.com    Website:  www.sharpexec.com